Ex 10.21

GUARDANT HEALTH 505 Penobscot Drive, Redwood City, CA 94063 USA / 855.698.8887 client services / www.guardanthealth.com

December 31, 2019
CONFIDENTIAL

Dr. Richard Lanman
556 Van Buren St.
Los Altos, CA 94022

Re:	Employment as Advisor
Dear Rick:
This letter will provide details regarding your employment as a part-time Advisor for Guardant Health, Inc. (the “Company”). This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject matter including, but not limited to, your July 29, 2014 offer of employment with the Company which will become null and void upon your agreement to this letter.
The details of your employment as an Advisor are as follows:
Start Date as Advisor: You will begin serving as an Advisor, effective January 3, 2020. Although it is anticipated that your position as Advisor will last until December 31, 2020 (the “End Date”), you will remain an at-will employee during the entire term of your employment, as described below.
Compensation: The majority of your compensation for your services as an Advisor will be related to your continued vesting of your outstanding equity awards (see Stock Options/RSUs below). Nevertheless, the Company will pay you an hourly rate of $22.00 per hour for compliance reasons. Your position is classified as non-exempt, meaning you are eligible for overtime pay. You will be paid overtime as required by state and federal law. As required by California law, I’ve provided detailed information about the terms of your wages in the enclosed Notice to Employee (Labor Code section 2810.5). Please also sign and return one copy of the notice with this signed letter.
Sick Leave/Paid Time Off: As a part-time employee regularly scheduled to work fewer than 30 hours per week, you are not eligible to accrue vacation or to receive paid holidays. As a part-time employee you will accrue sick time at one hour for every 30 hours worked. You may only use accrued sick leave beginning on the 90th day of employment.

Stock Options/RSUs: The parties acknowledge that your seamless transition from Global Chief Medical Officer to part-time Advisor does not constitute a break in service for purposes of your outstanding stock options and restricted stock unit awards (together, the “Equity Awards”). In addition, the vesting schedule of your Equity Awards will continue in accordance with the same vesting schedule applicable while you were employed as Global Chief Medical Officer, and you will continue to vest in such awards so long as you continue to provide services as an Advisor to the Company.
Bonus: Despite your transition from Global Chief Medical Officer, the Company will pay you a one-time bonus of $100,000 to recognize your efforts during 2019. You will not be eligible for any other incentive compensation for past services or services under this Agreement.

Benefits: In your role as Advisor, you are not eligible for any Company benefits (including any severance benefits that you may have had available to you when you were previously an executive of the Company), except as otherwise described in this letter and as otherwise required by state, federal, or local law. As a result of your transition from Company executive to Advisor, the Company will reimburse your COBRA premiums during the term of your continued employment as an Advisor.
Expense Reimbursement: You must obtain prior approval from AmirAli Talasaz for any business-related travel, with any arrangements relating to transportation, lodging and meals to be mutually agreed between the parties in advance.
At-Will Employment: Consistent with state law, your employment with the Company will be “at-will.” This means that your employment with the Company will not last for any specific period of time, and either you or the Company can terminate your employment with 60 days’ notice and for any reason or for no reason. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. The “at-will” nature of your employment may only be changed if the CEO of the Company signs a written contract which explicitly changes at-will status.
Offer Acceptance: In order to accept this agreement, you must sign this letter and the other document enclosed for your signature, and I must receive them back before close of business on February 28, 2020. This letter, once accepted, constitutes the entire agreement between you and Guardant Health, Inc. with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject matter including, but not limited to, your July 29, 2014 offer of employment. If you have any questions about this letter, then before signing please contact me.
Sincerely,
/s/ Amelia Merrill____
Amelia Merrill
VP, People
Guardant Health, Inc.

I, Dr. Richard Lanman, have read this letter and understand and agree to its terms.

Signature: /s/ Richard Lanman____
Date: February 28, 2020 Dr. Richard Lanman